IN THE CIRCUIT COURT OF COLE COUNTY, MISSOURI


BLUE CROSS AND BLUE SHIELD OF                )
MISSOURI, a Nonprofit Corporation,           )
                                             )
               Plaintiff,                    )
                                             )  Case No. CV196-0619CC
vs.                                          )
                                             )
JAY ANGOFF, Director,                        )
Missouri Department of Insurance, and        )
                                             )
JEREMIAH W. (JAY) NIXON, Attorney General    )
of State of Missouri,                        )
                                             )
               Defendants.                   )


                                ORDER OF REFERENCE

     Now on this 6th day of November, 1998, the Court considers the specifications and directions to be included in an order of reference under Supreme Court Rule 68.01(e) to the Special

Master, Robert G. Russell, appointed November 4, 1998, by

agreement of the parties.  The Special Master is directed to collect and analyze information as to the options and

alternatives available to the Court for disposition of the

remaining issues in the litigation, including, but not limited to, an examination of the settlement agreement of September 20,

1998.  In addition to this general charge, he is directed to address several concerns of the Court.  These concerns are not exhaustive of other concerns, nor should they be mistaken as a predisposition to rule one way or the other.  All rulings are reserved until after the Special Master makes his final report and interested parties have had the opportunity to present their evidence and arguments.

     A.   Concerns About Apparent Conflicts of Interest.

     The fact that John A. O'Rourke signed the settlement

agreement both as President of Blue Cross and as Chief Executive

Officer of Right Choice is an indication of a deeper problem.

Both entities are controlled by the same management.  Yet, the purposes of the two organizations are divergent and in some

respects in conflict.  Blue Cross is a nonprofit corporation,

formed and operated for six decades for benevolent purposes.

Right Choice is a for-profit corporation, formed and operated to make a profit.  Evidence presented in earlier proceedings showed that pursuant to a reorganization in 1994 Blue Cross transferred the bulk of its business to Right Choice, in exchange for which

Blue Cross received 80% of Right Choice's stock.  As a result,

the Blue Cross management at that time created a for-profit

insurance enterprise using assets and relationships built up during six decades of nonprofit operations.  As the Court

previously found, these transfers were an abuse of Blue Cross's authority as a nonprofit health services corporation and they exposed Blue Cross to judicial proceedings under section 355.726, RSMo

1994.

     A looming issue is the divestiture of the nonprofit assets(1)

from the present for-profit  Blue Cross/Right Choice enterprise.

The parties to the settlement agreement propose to accomplish that task by transferring legal title to Right Choice shares to

"The Missouri Foundation for Health," which presently does not exist.  While the idea of a public health foundation serving unmet health insurance needs of Missourians has some appeal, the conditions under which the proposed Foundation is supposed to be established and operated raise flags of caution.  The parties propose that the Right Choice stock be placed into a voting

trust.  Voting rights are to be exercised by a Trustee to be named (and apparently controlled) by Right Choice.  See Exhibit L to the settlement agreement, Bates Nos. 303-317.  The voting trust appears to eliminate any effective control by the

Foundation.  Section 4.06 would prohibit the Trustee from

following instructions of the Foundation.  Section 5.03 makes it clear that the Foundation would have no control over Right

Choice's Board of Directors, in spite of the fact that the

Foundation would own 80% of the stock.  Sections 5.04 and 5.05 appears to freeze the Foundation out of any meaningful role in the sale of the stock.

     All of this (and more) indicates that the settlement

agreement was not the result of arms-length negotiations between a benevolent corporation and a for-profit corporation.  The

interests of the for-profit corporation appear to have been given precedence.  Is Blue Cross, who has strayed from its nonprofit purposes, allowing the for-profit management of Right Choice to indirectly but effectively control the nonprofit assets of Blue

Cross?  How the Court will ultimately answer that question

remains to be seen.  What can be said is that there is the

appearance that the proposed settlement agreement is so infected with inside dealing that it should be closely scrutinized by independent experts and weighed by persons with no stake in the agreement.  The Special Master will address that problem.

     B.   Concerns About Fairness.

     Prior to the reorganization in 1994, Blue Cross was the

largest provider of managed health care benefits in Missouri.  In

1993, its last year of normal operations, it reported premium revenues of approximately $842 million.  Its net income was $25.5 million.  After most of its business was transferred to Right

Choice, its premium income dropped to $82 million and it reported a loss of $1.4 million.  Right Choice emerged with 830,000

members and 90% of Blue Cross' total premium business (apparently including all of the profitable business).

     What did Blue Cross get in return for the lucrative

insurance business transferred to Right Choice?  The settlement agreement provides for a cash payment of $175,000.  Section 3.16,

Bates No. 131.  Considering what was transferred, $175,000 seems to be nothing more than a nominal sum.

     In addition to a nominal amount of cash, there is the

expectancy from the proceeds of the sale of Right Choice stock,

but the proposed settlement agreement places so many restrictions on the stock that there is a concern whether the fair market value of the shares will ever be realized.  What is an 80%

interest in Right Choice worth on the open market, without

restrictions?  The settlement agreement does not provide any information about that.  For the reasons set forth under part C below, the Court has doubts whether the existing parties will offer evidence that would show the highest and best price that might be obtained for these shares.  What may be a fair price and what may constitute fair terms should be examined by the Special

Master.  Further, the Special Master should inquire whether there are any other nonprofit assets, in addition to the Right Choice stock and the $175,000 cash payment.

     C.   Concerns About the Absence of a Party Willing to Take

an Adversarial Role.

     One of the basic tenets of the American judicial system is that there is an adversary for each side of an issue.

Propositions are exposed to the rigor of challenge.  In this way,

weak propositions are exposed and discarded.

     Unfortunately, none of the existing parties are willing to take an adversarial role when it comes to the proposed settlement agreement.  In paragraph 7, all agree to jointly move for

approval of the settlement, and all agree to cooperate in the presentation of evidence.  On its face, this indicates that the

Court will be offered no evidence by the parties that would

expose the settlement agreement to the rigor of challenge.  Now,

with the appointment of the Special Master, this will not happen.

     There are many unanswered questions, not the least of which is what is the fair market value of the 80% interest in Right

Choice.  The management of Right Choice has an interest in not having the shares sold on the open market to the highest bidder,

because that could result in a change of control and the

replacement of management.  One would have expected the Attorney

General and Director to have insisted on a process that would have realized the most money for the Foundation.  The Special

Master should address issues relating to the process.

     D.   Other Concerns

     The Special Master is directed to scrutinize the settlement agreement and examine all relevant issues.  What are the stock options referred to in Section 1.06(a) at Bates No. 120 that are proposed to pass through and survive the settlement?  Why is management released from all liability?  See paragraph 9 at Bates

No. 14.  Is it fair to let management profit from stock options while at the same time releasing management from any and all liability, even liability for any self-dealing relating to stock options?  And why are the Attorney General and Department of

Insurance being released?  See paragraph 10, Bates Nos. 15-16.

What, if anything, have they done wrong that they want released?

Are potential claims against Blue Cross/Right Choice management or against state officials potential claims that would have value to Blue Cross, in its nonprofit form and not as part of a for-

profit enterprise?

     The Court has concerns other than the monetary issues.  What are the various ways to apply the nonprofit assets to provide health insurance for those Blue Cross was designed to serve?  The parties are proposing the foundation, managed by persons

appointed by political office holders.  Is that the best for all concerned?

     The Special Master should also investigate issues concerning the Blue Cross licenses and trademarks.  Further, the Special

Master should investigate the constraints, if any, imposed by lending agreements.

     As provided in the agreed order of November 4, 1998, the

Special Master has authority to retain Dale C. Doerhoff and

James W. Gallaher as counsel, and this engagement shall include their respective law firms.  Also as provided in the agreed

order, the Special Master has authority to employ such financial advisors as are approved by the Court.  The costs of the Special

Master, counsel and financial advisors are to be taxed as costs of suit.

     The Special Master shall promptly take and subscribe an oath as required by Rule 68.01(d).

     The Special Master shall have the right, during the pendency of this action, to apply to this Court for further instructions or directors.





                              /s/ Thomas J. Brown III
                              THOMAS J. BROWN III, JUDGE



STATE OF MISSOURI   )
COUNTY OF COLE      )SS

     I, LINDA I. ROARK, Clerk of the Circuit Court of Cole
County, Missouri, hereby certify that the above and foregoing is a full true and correct copy of

/s/ Order of Reference

     as truly as the same remains of record in my said office.

     IN WITNESS WHEREOF, I have hereunto sat my hand and affixed the seal of my said office this /s/ 6th day of /s/ November
19/s/98.

LINDA I. ROARK Clerk

                                        By /s/
Circuit Court of Cole County, Missouri                 Deputy Clerk


_______________________________
     (1) The term "nonprofit assets" as used in this Order describes the assets or their equivalent accumulated by Blue Cross during
sixty   years  of  nonprofit  operations,  prior  to   the   1994
reorganization. At the present time, the nonprofit assets appear to be 80% of the outstanding stock of Right Choice, plus the cash payment of $175,000. Other or different assets may be identified as "nonprofit assets" as this case progresses.